Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Oxygen Biotherapeutics, Inc. on Form S-8 (No. 333-167175) and related prospectuses as well as the Registration Statement of Oxygen Biotherapeutics, Inc. on Form S-3 (No. 333-165733) of our audit report dated July 23, 2010, with respect to the consolidated financial statements of Oxygen Biotherapeutics, Inc., which report appears in the Annual Report on Form 10-K of Oxygen Biotherapeutics, Inc. for the years ended April 30, 2010 and 2009.

CHERRY, BEKAERT & HOLLAND, L.L.P.

/s/ Cherry, Bekaert & Holland, L.L.P.
Raleigh, North Carolina
July 23, 2010